Exhibit 99.4

SERACARE LIFE SCIENCES, INC.

UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

The unaudited pro forma consolidated statement of operations for the fiscal year ended September 30, 2004 has been prepared as if the acquisitions of (i) substantially all of the assets of the BBI Diagnostics and BBI Biotech Research Laboratories, Inc. divisions of Boston Biomedica, Inc. (“BBI”) (the “BBI Acquisition”), and (ii) substantially all of the assets of Genomics Collaborative, Inc. (“GCI”) (the “GCI Acquisition”) and collectively with BBI Acquisition, the “Acquisitions”) had taken place on October 1, 2003 and has been prepared using the actual operating results of SRLS for the year then ended (including the post-acquisition operating results of GCI and BBI) and adding the appropriate pre-acquisition results of operations for GCI and BBI.

The pro forma adjustments are based upon available information and certain assumptions that SeraCare Life Sciences, Inc.’s (“SRLS”) management believes is reasonable. The unaudited pro forma consolidated statement of operations is provided for informational purposes only and is not necessarily indicative of the results that would have occurred if the Acquisitions had occurred on the dates indicated or the expected results of operations in the future. Furthermore, certain provisions in the transaction agreements for both the BBI Acquisition and the GCI Acquisition may result in purchase price changes. As a result, actual operating results, including actual depreciation and amortization, could differ materially from those reflected in the unaudited pro forma consolidated statement of operations included herein.

The unaudited pro forma consolidated statement of operations should be read in conjunction with SRLS’s separate historical financial statements and notes thereto as filed with the Securities and Exchange Commission, as well as the historical financial statements and notes thereto of the operations of BBI acquired by SRLS, and in conjunction with the related notes to the unaudited pro forma consolidated statement of operations. In management’s opinion, all material adjustments necessary to reflect the effect of the Acquisitions have been made.

SERACARE LIFE SCIENCES, INC.

Unaudited Pro Forma Consolidated Statement of Operations

For the Year Ended September 30, 2004

(in thousands, except share and per share amounts)

	SeraCare Life Sciences, Inc. (as reported)	Genomics Collaborative, Inc. 10/1/03 – 6/3/04	Boston Biomedica, Inc. (10/1/03 – 9/14/04)	GCI Pro forma Adjustments		BBI Pro forma Adjustments		Pro forma Combined
Revenues:
Net sales	$28,441	$2,846	$21,870	$—		$—		$53,157
Cost of sales	17,310	—	13,450	285	(2)	—		31,045

Gross Profit	11,131	2,846	8,420	(285)		—		22,112

Research and development	—	1,984	710	(1,984)	(3)	—		710
Depreciation and amortization	391	845	1,130	(585)	(4)	(147)	(7)	1,634
Selling, general, and administrative	5,097	1,625	4,058	—		—		10,780

Total expenses	5,488	4,454	5,898	(2,569)		(147)		13,124

Income (loss) from operations	5,643	(1,608)	2,522	2,284		147		8,988
Interest expense	273	113	231	28	(1)	1,811	(6)	2,456
Other expense (income)	(26)	(19)	—	—		—		(45)

Income (loss) before income tax expense	5,396	(1,702)	2,291	2,256		(1,664)		6,577
Income tax expense (benefit)	1,241	(391)	527	519	(5)	(383)	(8)	1,513

Net income (loss)	$4,155	$(1,311)	$1,764	$1,737		$(1,281)		$5,064

Earnings (loss) per common share
Basic	$0.51							$0.51

Diluted	$0.45							$0.46

Weighted average shares used in per share calculations
Basic	8,176,064							9,912,116

Diluted	9,333,913							11,067,745

See accompanying notes to unaudited pro forma consolidated statement of operations.

SERACARE LIFE SCIENCES, INC.

NOTES TO UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF

OPERATIONS

The following pro forma adjustments were made to the historical consolidated statement of operations of SRLS and the operations acquired from GCI and BBI for the fiscal year ended September 30, 2004, to reflect the Acquisitions as if they had occurred on October 1, 2003. The pro forma adjustments are based on a preliminary valuation, and are subject to material changes upon completion of a final valuation and other factors as described in the introduction to the unaudited pro forma consolidated statement of operations.

Pro Forma Adjustments - GCI

(1) The GCI Acquisition was funded with SRLS’s common stock and cash. The purchase price paid by SRLS in the GCI Acquisition was $14,235,000, which consisted of 1,065,683 shares of SRLS’s common stock as well as a cash payment of $1,180,000. The cash portion of the purchase price was paid by SRLS on June 3, 2004 (the “GCI Acquisition Date”). To fund the cash portion of the purchase price, SRLS borrowed $833,242 (the amount of the net cash payment) under its then existing line of credit with Brown Brothers Harriman & Co. The estimated interest expense for this borrowing has been reflected in the pro forma consolidated statement of operations for the fiscal year ended September 30, 2004.

(2) GCI did not recognize inventory and instead expensed costs related to the acquisition/purchase and processing of inventory as research and development expense prior to the GCI Acquisition Date. The cost of sales is estimated to be 10% of the related sales for the pre-acquisition period included for the fiscal year ended September 30, 2004.

(3) The research and development expenses have been adjusted to reflect the capitalization of the appropriate costs as inventory and the related cost of sales (as discussed in note (2) above) for the pro forma period presented.

(4) We reached our conclusions regarding the valuations assigned to identifiable tangible and intangible assets based upon a number of factors, including valuations and appraisals from an independent firm. SRLS, however, is ultimately responsible for these valuations. During this process, we reviewed the estimated useful lives for the depreciable assets acquired in the GCI Acquisition and determined that the remaining useful lives were longer than those remaining on GCI’s records. Therefore, depreciation was adjusted to reflect the longer useful lives for the assets acquired in the GCI Acquisition.

(5) Income tax expense included in the pro forma consolidated statement of operations was calculated using SRLS’s estimated effective tax rates of 23.0% for the fiscal year ended September 30, 2004.

Pro Forma Adjustments – BBI

(6) The purchase price paid by SRLS in the BBI Acquisition was $30,000,000 in cash. SRLS funded the BBI Acquisition through a combination of the following: (1) $21 million in borrowings under a $25.0 million credit facility, (2) $4 million in borrowings under a subordinated Note Agreement, (3) $8.16 million in gross proceeds from a private placement of 800,000 shares of its common stock and (4) its working capital. The estimated interest expense for these borrowings has been reflected in the pro forma adjustments for the fiscal year ended September 30, 2004.

(7) We reached our conclusions regarding the valuations assigned to identifiable tangible and intangible assets based upon a number of factors, including valuations and appraisals from an independent firm. SRLS, however, is ultimately responsible for these valuations. During this process, we reviewed the estimated useful lives for the depreciable assets acquired in the BBI Acquisition and determined that the remaining useful lives were longer than those remaining on BBI’s records. Therefore, depreciation was adjusted to reflect the longer useful lives for the assets acquired in the BBI Acquisition.

(8) Income tax expense included in the pro forma consolidated statement of operations was calculated using SRLS’s estimated effective tax rates of 23.0% for the fiscal year ended September 30, 2004.

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